EXHIBIT 99.2






  Immediately

  Investors & Analysts:    Media:
  Karen A. Warren          Hannah Grove
  [1] (617)664-3477        [1] (617)664-3377


               STATE STREET CORPORATION COMMENTS
      ON FINANCIAL IMPACT OF JOINT VENTURE WITH CITIGROUP



Boston, MA...December 8, 1999

    State Street Corporation, in conjunction with today's announcement of the formation of CitiStreet, a joint venture with Citigroup to service employee benefit programs, reaffirmed its commitment to its financial goals.

    State Street Chief Financial Officer Ronald L. O'Kelley said, "CitiStreet presents clear business growth opportunities in the important global defined contribution and health and welfare plan markets. By partnering with Citigroup, we are positioned to expand penetration of these markets.

    "In addition to the long-term value this new 50%-owned subsidiary will create for our stockholders, we expect the arrangement to be slightly accretive to State Street's earnings per share after the transaction closes in the first half of 2000. State Street's contribution to the joint venture of our Retirement Investment Services business and our Wellspring Resources subsidiary will result in a revenue reduction of approximately 6% of State Street's total revenue, based on pro forma financial results for the first nine months of 1999. While these two businesses generate more revenue than expense for State Street, required investments for their growth results in their combined after-tax profit margin being lower than that of the corporation as a whole."

    State Street is on track to achieve its 22nd consecutive year of double-digit earnings per share growth in 1999, in accordance with its primary financial goal of achieving sustainable, real growth in earnings per share. State Street has two supporting financial goals, one for revenue and one for return on stockholders' equity.

    O'Kelley concluded, "This April, State Street announced the extension of its revenue goal through the year 2010. We are committed to achieving a compound annual growth rate of 12.5% real, or inflation adjusted, revenue growth. With the continued honing of our focus on serving institutional investors and the use of effective partnerships, acquisitions, and other strategies, State Street senior management is confident that the company will continue to meet its long-term financial goals and create value for stockholders."

    CitiStreet, a global benefits delivery company, will focus on the defined contribution and total benefits administration markets for corporations and not-for-profit organizations, providing administrative, outsourcing and investment management services for defined contribution, pension and health and welfare plans, and employee communication and education.

    With $5.3 trillion in assets under custody and $582 billion under management, State Street Corporation is one of the world's leading specialists in serving institutional investors. Offices are located in the United States, Canada, Chile, Cayman Islands, Netherlands Antilles, Ireland, United Kingdom, Netherlands, France, Belgium, Luxembourg, Switzerland, Germany, Czech Republic, United Arab Emirates, Russia, People's Republic of China, Taiwan, South Korea, Japan, Singapore, Australia, and New Zealand. State Street Corporation's common stock is traded on the New York Stock Exchange under the symbol STT. For more information, visit State Street's web site at www.statestreet.com or call (877) 639-7788 [NEWS STT] toll-free in the United States and Canada, or [1] (402) 573-3644 outside those countries.

    This news release contains forward-looking statements as defined by federal securities laws. Important factors that could cause actual results to differ materially from those indicated by any such forward-looking statements are set forth in the company's annual report and subsequent SEC filings. These include risks and uncertainties relating to regulatory approvals, the value of worldwide financial markets, dynamics of markets served, pace of new business, business mix, rate of technological change, and the potential impact of the year 2000 on processing date-sensitive information.


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